Exhibit 99.1

Inari Medical Reports Fourth Quarter 2023 Financial Results

IRVINE, CALIFORNIA – February 28, 2024 (GLOBE NEWSWIRE) – Inari Medical, Inc. (NASDAQ: NARI) (“Inari”), a medical device company with a mission to treat and transform the lives of patients suffering from venous and other diseases, today reported financial results for its fourth quarter and full year ended December 31, 2023.

Fourth Quarter Financial and Recent Business Highlights
•Generated revenue of $132.1 million in Q4 of 2023, up 22.6% over the same quarter last year.
•GAAP operating loss was $9.3 million in Q4 of 2023, compared to a $5.9 million operating loss in the same quarter of last year.
•Non-GAAP operating loss was $0.3 million in Q4 of 2023, compared to a $5.9 million non-GAAP operating loss in the same quarter of last year.
•Closed LimFlow acquisition on November 15, 2023.
•Completed enrollment in the PEERLESS randomized controlled trial.

“Our solid fourth quarter performance was driven by strong underlying procedural growth and crisp execution across our three growth pillars led by our core VTE business, with meaningful contributions from emerging therapies and international geographies,” said Drew Hykes, CEO of Inari Medical. “We also closed on the acquisition of LimFlow in mid-November. In terms of clinical evidence generation, the completion of enrollment in PEERLESS, our first RCT, represents an important step forward in our commitment to generating the highest level of clinical evidence. Taken together, these efforts will result in the establishment of our therapy as the standard of care for VTE. With a strong VTE foundation and encouraging commercial traction across emerging therapies and international, we remain confident in our ability to generate sustainable growth for many years to come. Most importantly, we remain fully committed to advancing our mission of addressing major unmet needs for patients.”

Fourth Quarter 2023 Financial Results
Revenue was $132.1 million for the fourth quarter of 2023, up 22.6% compared to $107.8 million for the fourth quarter of 2022. The increase over the prior year quarter was driven primarily by increased adoption of our procedures, new products, and global commercial expansion.

Gross profit was $115.1 million for the fourth quarter of 2023, compared to $94.6 million for the fourth quarter of 2022. Gross margin was 87.1% for the fourth quarter of 2023, compared to 87.8% for the for the fourth quarter of 2022.

Operating expenses for the fourth quarter of 2023 were $124.4 million, compared to $100.5 million for the fourth quarter of 2022. The increase was mainly driven by transaction costs associated with the acquisition of LimFlow; personnel-related expenses, including commissions and stock-based compensation associated with increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations; sales and marketing related efforts; and amortization expense related to an intangible asset acquired in the LimFlow acquisition.

GAAP operating loss was $9.3 million in the fourth quarter of 2023, compared with a $5.9 million GAAP operating loss for the fourth quarter of 2022.

Non-GAAP operating loss was $0.3 million in the fourth quarter of 2023. The following items were excluded from the non-GAAP operating loss: acquisition-related costs of $7.7 million and acquired intangible asset amortization of $1.3 million. There were no non-GAAP adjustments related to the company’s operating loss for the fourth quarter of 2022.

Net loss was $4.7 million for the fourth quarter of 2023 and net loss per share was $0.08 on a weighted-average basic and diluted share count of 57.6 million, compared to a net loss of $5.8 million and a net loss per share of $0.11 on a weighted-average basic and diluted share count of 53.6 million, in the same period of the prior year.

Full Year 2023 Financial Results
Revenue was $493.6 million for the year ended December 31, 2023, up 28.7% compared to $383.5 million in the prior year. The increase over the prior period was driven primarily by continued U.S. and international commercial expansion, increased adoption of our procedures, and introduction of new products.

Gross profit was $434.6 million for the full year of 2023, compared to $339.0 million for the prior year. Gross margin was 88.0% for the full year of 2023, compared to 88.4% for the prior year.

Operating expenses for the full year of 2023 were $448.6 million, compared to $367.1 million for the prior year. The increase was mainly driven by personnel-related expenses, including commissions and stock-based compensation associated with increased headcount to fund the expansion of the commercial, research and development, clinical, and support organizations.

GAAP operating loss was $14.0 million for the full year of 2023, compared with a $28.1 million GAAP operating loss in the prior year.

Non-GAAP operating loss was $2.4 million for the full year of 2023. The following items were excluded from the non-GAAP operating loss: acquisition-related costs of $10.4 million and acquired intangible asset amortization of $1.3 million. There were no non-GAAP adjustments related to the company’s full year 2022 operating loss.

Net loss was $1.6 million for the full year of 2023 and net loss per share was $0.03 on a weighted-average basic and diluted share count of 56.8 million, compared to a net loss of $29.3 million and net loss per share of $0.55 on a weighted-average basic and diluted share count of 52.8 million.

Full Year 2024 Revenue Guidance
•Inari expects full year 2024 revenue of $580 million to $595 million, reflecting growth of approximately 17.5% to 20.5% over 2023.
•The company still expects to reach sustained operating profitability in the first half of 2025.

Webcast and Conference Call Information
Inari Medical will host a conference call to discuss the fourth quarter and full year 2023 financial results and acquisition of LimFlow after market close on February 28, 2024 at 1:30 p.m. Pacific Time / 4:30 p.m. Eastern Time. The conference call can be accessed live by dialing (844) 825-9789 for domestic callers or (412) 317-5180 for international callers. The live webinar and presentation may be accessed by visiting the Events Section of the Inari investor relations website at ir.inarimedical.com.

Use of Non-GAAP Financial Measures
This press release contains references to non-GAAP operating income (loss), which is considered a non-GAAP financial measure. This means that non-GAAP operating income (loss) is determined by methods other than in accordance with accounting principles generally accepted in the United States (GAAP). As used by Inari, non-GAAP operating income (loss) excludes from GAAP operating income (loss) the following items: amortization of acquired intangible assets and acquisition-related costs. Beginning in the fourth quarter of 2023, we began presenting non-GAAP operating income (loss) to exclude these charges because we believe these charges are significantly impacted by the timing and valuation of acquisitions, such as our LimFlow acquisition in the fourth quarter of 2023. Our management believes the presentation of non-GAAP operating income (loss) is useful because it provides meaningful comparisons to prior periods and provides visibility to our underlying operating performance and an additional means to evaluate the cost and expense trends excluding the impact of these acquisition-related items, which are not related to our core business operations.

Our definition of non-GAAP operating income (loss) may differ from similarly titled measures used by others. Non-GAAP operating income (loss) should be considered supplemental to, and not a substitute for, financial information prepared in accordance with GAAP. We encourage investors to review the reconciliation of non-GAAP operating income (loss) to GAAP operating income (loss), which has been provided in the financial statement tables included in this press release.

About Inari Medical, Inc.
Patients first. No small plans. Take care of each other. These are the guiding principles that form the ethos of Inari Medical. We are committed to improving lives in extraordinary ways by creating innovative solutions for both unmet and underserved health needs. In addition to our purpose-built solutions, we leverage our capabilities in education, clinical research, and program development to improve patient outcomes. We are passionate about our mission to establish our treatments as the standard of care for venous disease, including venous thromboembolism, chronic venous disease, and beyond. We are just getting started.

Forward Looking Statements
Statements in this press release may contain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 that are subject to substantial risks and uncertainties. Forward-looking statements contained in this press release may be identified by the use of words such as “may,” “will,” “should,” “expect,” “plan,” “anticipate,” “could,” “intend,” “target,” “project,” “contemplate,” “believe,” “estimate,” “predict,” “potential” or “continue” or the negative of these terms or other similar expressions. Forward-looking statements include expectations regarding Inari’s core business, its ability to integrate LimFlow, expectations regarding future growth, Inari's ability to meet customers' needs, and timing for achieving sustained operating profitability, and are based on Inari’s current expectations, forecasts, and assumptions. Forward-looking statements are subject to inherent uncertainties, risks and assumptions that are difficult to predict, and actual outcomes and results could differ materially due to a number of factors. These and other risks and uncertainties include those described more fully in the section titled “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operation” and elsewhere in its Annual Report on Form 10-K for the period ended December 31, 2023, and in Inari’s other reports filed with the U.S. Securities and Exchange Commission. Forward-looking statements contained in this announcement are based on information available to Inari as of the date hereof and are made only as of the date of this release. Inari undertakes no obligation to update such information except as required under applicable law. These forward-looking statements should not be relied upon as representing Inari’s views as of any date subsequent to the date of this press release. In light of the foregoing, investors are urged not to rely on any forward-looking statement in reaching any conclusion or making any investment decision about any securities of Inari.

Investor Contact:
John Hsu, CFA
VP, Investor Relations
949-658-3889
IR@inarimedical.com

INARI MEDICAL, INC.
Consolidated Statements of Operations and Comprehensive Income (Loss)
(in thousands, except share and per share data)

	Three Months Ended December 31,		Years ended December 31,
	2023	2022	2023	2022
Revenue	$132,094	$107,771	$493,632	$383,471
Cost of goods sold	17,006	13,128	59,068	44,506
Gross profit	115,088	94,643	434,564	338,965
Operating expenses
Research and development	22,892	20,412	87,533	74,221
Selling, general and administrative	101,495	80,122	361,063	292,843
Total operating expenses	124,387	100,534	448,596	367,064
Loss from operations	(9,299)	(5,891)	(14,032)	(28,099)
Other income (expense)
Interest income	2,714	970	15,613	1,852
Interest expense	(69)	(74)	(196)	(294)
Other income	3,478	187	2,861	356
Total other income	6,123	1,083	18,278	1,914
(Loss) income before income taxes	(3,176)	(4,808)	4,246	(26,185)
Provision for income taxes	1,491	990	5,882	3,082
Net loss	$(4,667)	$(5,798)	$(1,636)	$(29,267)
Other comprehensive income (loss)
Foreign currency translation adjustments	10,002	222	9,864	(592)
Unrealized gain (loss) on available-for-sale debt securities	41	1,572	(1,828)	1,843
Total other comprehensive income	10,043	1,794	8,036	1,251
Comprehensive income (loss)	$5,376	$(4,004)	$6,400	$(28,016)
Net loss per share
Basic	$(0.08)	$(0.11)	$(0.03)	$(0.55)
Diluted	$(0.08)	$(0.11)	$(0.03)	$(0.55)
Weighted average common shares used to compute net loss per share
Basic	57,639,591	53,610,347	56,770,657	52,837,674
Diluted	57,639,591	53,610,347	56,770,657	52,837,674

INARI MEDICAL, INC.
Consolidated Balance Sheets
(in thousands, except share data)

	December 31, 2023	December 31, 2022
Assets
Current assets
Cash and cash equivalents	$38,597	$60,222
Restricted cash	611	—
Short-term investments in debt securities	76,855	266,179
Accounts receivable, net	70,119	58,611
Inventories, net	42,900	32,581
Prepaid expenses and other current assets	6,481	5,312
Total current assets	235,563	422,905
Property and equipment, net	20,929	21,655
Operating lease right-of-use assets	48,407	50,703
Goodwill	214,335	—
Intangible assets	150,884	—
Deposits and other assets	4,117	8,889
Total assets	$674,235	$504,152
Liabilities and Stockholders' Equity
Current liabilities
Accounts payable	$10,577	$7,659
Payroll-related accruals	48,706	38,955
Accrued expenses and other current liabilities	15,364	8,249
Operating lease liabilities, current portion	1,692	1,311
Total current liabilities	76,339	56,174
Operating lease liabilities, noncurrent portion	30,355	30,976
Deferred tax liability	36,231	—
Other long-term liability	66,400	—
Total liabilities	209,325	87,150
Commitments and contingencies
Stockholders' equity
Preferred stock, $0.001 par value, 10,000,000 shares authorized, no shares issued and outstanding as of December 31, 2023 and 2022	—	—
Common stock, $0.001 par value, 300,000,000 shares authorized as of December 31, 2023 and 2022; 57,762,414 and 54,021,656 shares issued and outstanding as of December 31, 2023 and 2022, respectively	58	54
Additional paid in capital	504,453	462,949
Accumulated other comprehensive income	8,885	849
Accumulated deficit	(48,486)	(46,850)
Total stockholders' equity	464,910	417,002
Total liabilities and stockholders' equity	$674,235	$504,152

INARI MEDICAL, INC.
Reconciliation of GAAP Operating Loss to Non-GAAP Operating Loss
(in thousands)
(Unaudited)

	Three Months Ended December 31,		Years ended December 31,
	2023	2022	2023	2022
GAAP Operating loss	$(9,299)	$(5,891)	$(14,032)	$(28,099)
Non-GAAP Adjustments:
Amortization of acquired intangible assets	1,255	—	1,255	—
Acquisition-related expense (a)	7,725	—	10,406	—
Non-GAAP Operating loss	$(319)	$(5,891)	$(2,371)	$(28,099)

________________
(a) For three months ended December 31, 2023, acquisition related expenses included $6.0 million of transaction costs and $1.7 million of severance and integration related expenses. For the year ended December 31, 2023, acquisition related expenses included $8.7 million of transaction costs and $1.7 million of severance and integration related expenses.

Revenue Disaggregation
Commencing in the fourth quarter of 2023, we began presenting revenue bifurcated between VTE and Emerging Therapies. The following table presents the amount of revenue in VTE and Emerging Therapies recognized for the periods presented (in thousands, unaudited):

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2023	2023	2023	2023
VTE	$126,671	$121,460	$114,086	$114,058
Emerging Therapies	5,423	4,906	4,919	2,109
Total Revenue	$132,094	$126,366	$119,005	$116,167

	Three Months Ended December 31,	Three Months Ended September 30,	Three Months Ended June 30,	Three Months Ended March 31,
	2022	2022	2022	2022
VTE	$105,978	$95,980	$92,721	$86,752
Emerging Therapies	1,793	224	23	—
Total Revenue	$107,771	$96,204	$92,744	$86,752